Exhibit 99.1

Cowen and Company, LLC

599 Lexington Ave.

New York, New York 10022

September 24, 2021

The Bank of New York Mellon

240 Greenwich Street, 28W Floor
New York, New York 10286
Attn: Unit Investment Trust Division

Alaia Capital, LLC
62 West 45th Street, 5th Floor
New York, New York 10036

Re:      Resignation as Depositor for m+ funds Trust

Dear Sir or Madam:

Reference is made to the Standard Terms and Conditions of Trust for m+ funds Trust Effective for Unit Investment Trusts Investing in Equity Securities, Debt Securities and/or Derivative Transactions Established On and After February 6, 2020 among Cowen and Company, LLC (as successor in interest to Cowen Prime Services, LLC), as Depositor, The Bank of New York Mellon, as Trustee, and Alaia Capital, LLC, as Portfolio Consultant, Evaluator and Supervisor (the “Standard Terms”).

We hereby notify the Portfolio Consultant and the Trustee that we resign our position as Depositor under Section 7.01(f) of the Standard Terms, effective as of the date hereof.

Kindly indicate your receipt of our resignation by countersigning in the signature blocks below.

Thank you for your attention to this matter.

COWEN AND COMPANY, LLC

By:	Cowen Holdings, Inc. its sole member

By:	/s/ Owen Littman
Name: Owen Littman
Title: General Counsel

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RECEIVED AND ACCEPTED:

The Bank of New York Mellon,
as Trustee

By:	/s/ Rosalia A. Koopman
	Name:	Rosalia A. Koopman
	Title:	Managing Director

ALAIA CAPITAL, LLC
as Portfolio Consultant, Evaluator and Supervisor

By:	/s/ Ian Shainbrown
	Name:	Ian Shainbrown
	Title:	Executive Vice President

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